Exhibit 23.1

CONSENT OF MARIA VALLEJO GARCIA

The undersigned hereby states as follows:

I, Maria Vallejo Garcia, have reviewed and approved all scientific and technical information (the “Scientific and Technical Material”) in this Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Form 10-Q”).

I hereby consent to the incorporation by reference in the Company’s Registration Statement on Form S-3 (No. 333-261225) and any amendments thereto, and in the related prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-239184, 333-225031, 333-134767, 333-153019, 333-191507, 333-191505, 333-267270, 333-267269, 333-280152, 333-280154) of the Summary Material concerning the technical report and the reference to my name as set forth above in the Form 10-Q.

Date: October 23, 2024	By: /s/ Maria Vallejo Garcia

Name: Maria Vallejo Garcia